Exhibit 99.1

In view of the possible materiality of the financial condition of Torch Energy Advisors Incorporated (“Torch”) to the Minimum Price commitment, which relates to the Purchase Contract between the Trust and Torch, Torch’s financial statements are provided as an exhibit to the Trust’s annual report on Form 10-K. Upon the termination of the Minimum Price commitment, such financial statements will not be included in this annual filing.

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED
The following should be read in conjunction with the consolidated financial statements, and the related notes thereto, of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”).
DISCUSSION OF YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Revenues
The Company’s service activities, which include accounting and finance, oil and gas operations and engineering, hydrocarbon marketing, acquisitions and divestitures, and various administrative services, accounted for 42% of revenues in 2005. Revenues for such service activities are received under various outsourcing and management contracts and are classified primarily as Service Fees or Operating Fees. Service Fees include payments for management and administrative services, fees for providing drilling rig crew services to third parties, certain hydrocarbon marketing activities, and consulting services. The Company also receives fees related to oil and gas field operations, which it classifies as Operating Fees. Operating Fees are a combination of fees paid by clients and reimbursements received from working interest owners customarily paid to the operator of oil and gas properties.
Service Fees were $8.8 million in 2005, up 38% from $6.4 million in 2004. Service Fees were $6.4 million in 2004, down 15% from $7.5 million in 2003.
Operating fees totaled $.4 million in both 2005 and 2004. Operating fees totaled $.4 million, down 20% from $.5 million in 2003.
Until December 2004, the Company’s principal oil and gas properties related to the 2001 purchase of oil and gas properties in Louisiana and Texas by Milam Energy L.P. (“Milam”), a wholly-owned partnership. These properties were sold to third parties in October and December 2004. In July and September 2005, all properties owned by Person Panna Maria LLC (“PPM”) and Big Energy, LLC (“Big Energy”), respectively, were sold to third parties. The results of Milam, PPM and Big Energy are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation. The Company maintains other interests in oil and gas fields in Texas and Louisiana. Oil and gas revenues for 2005 were $5.5 million, up 72% from $3.2 million in 2004. This increase is due to the purchase of a well in May 2004 from which a second well began producing in August 2005. Oil and gas revenues for 2004 were $3.2 million, up 220% from $1.0 million in 2003 due to the purchase of the well in May 2004.
Hedging activities mainly consist of financial swap contracts entered into for the purpose of hedging the impact of market fluctuations on production. There was no hedging activity for 2005 and 2004. Hedging activities resulted in a loss of $100,000 in 2003.

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED
From time to time, the Company has sold interests in various oil and gas properties, securities, and other assets. In September 2005, all properties owned by Big Energy were sold to a third party for $4.0 million, resulting in a gain of approximately $1.0 million. In July 2005, all properties owned by PPM were sold to third parties for $10.3 million, resulting in a gain of approximately $9.5 million. Both the Big Energy and PPM gains are included in income from discontinued operations for the year ended December 31, 2005. In February 2005, the Company sold its interest in a certain gas field to a third party. The purchaser assumed the $1.1 million liability for plugging and abandonment obligations included in other current liabilities at December 31, 2004. As a result of this sale, the Company recognized a $1.1 million gain and retained a 3.33% overriding royalty interest in the property. In October and December 2004, Milam entered into separate agreements to sell its oil and gas properties. In October 2004, Milam sold its interest in a field for $3.6 million, resulting in a loss of approximately $3.1 million. In December 2004, Milam sold its remaining fields for $11.8 million resulting in a gain of approximately $1.8 million. Both the gain and loss are included in income from discontinued operations for the year ended December 31, 2004. In January 2003, the Company sold its assets in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. During the year ended December 31, 2003, the Company sold pieces of art to third parties for a total of $1,057,000, generating a gain of $68,000. In December 2003, Torch Energy Finance Company (“TEFC”) and the Company sold Torch Energy Finance Fund LPI (“TEFF”) to a third party for $325,000 plus the assumption of a credit facility, resulting in a gain of $17,487,000. In December 2003, the Company sold 58,231 Resources Connection Inc. shares for $1,609,000, resulting in a gain of $811,000.
Expenses
The Company includes in cost of services all of the personnel costs of providing services to its clients pursuant to its outsourcing agreements. The level of expense recorded by the Company from year to year is subject to variability related to client activity level. Cost of services totaled $446,000, $467,000 and $2.1 million in 2005, 2004 and 2003, respectively. The decrease in 2004 is due to the cancellation of several contracts in 2003.
General and administrative expenses totaled $6.7 million, $5.7 million and $11.8 million in 2005, 2004 and 2003, respectively. The 18% increase in general and administrative costs in 2005 is primarily due to performance incentives. The 52% reduction in general and administrative costs in 2004 is due to a reduction in workforce resulting in a reduction in salaries and benefits, performance incentives and office rent.

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED
Oil and gas operating expenses for 2005 totaled $838,000, up 23% from $683,000 in 2004 due to the purchase of a well in May 2004 from which a second well began producing in August 2005. Oil and gas operating expenses for 2004 totaled $683,000, up 128% from $300,000 in 2003 due to the purchase of the well in May 2004. The Company’s average oil and gas operating expenses per Mcfe was $.84, $1.16 and $1.95 in 2005, 2004 and 2003, respectively.
Interest expense for 2005 totaled $1.9 million, down 14% from $2.2 million in 2004 due to a reduction in debt for principal payments in early 2005. Interest expense for 2004 totaled $2.2 million, down 27% from $3.0 million in 2003 due to the sale of TEFF and the assumption of a credit facility by a third party in December 2003.
Equity in Earnings of Affiliates and Investees
The Company recorded equity earnings of $162,000 for the year ended December 31, 2005 and an equity loss of $2.7 million and $3.1 million for the years ended December 31, 2004 and 2003, respectively. The equity losses in 2004 and 2003 represent the Company’s loss in P2 Energy Solutions (“P2ES”), a company that provides software solutions and technology services for the energy industry. The equity earnings in 2005 represents the Company’s income in P2ES for January through March 2005. In December 2004, P2ES was contributed to Tristone Energy Services, Inc. (“Tristone”) and as a minority shareholder of P2ES, and on April 19, 2005 the Company exchanged its shares of stock in P2ES for shares in Tristone. At December 31, 2005, the Company has a 4.86% interest on a fully-diluted basis in Tristone, resulting in the Company changing the accounting method for its investment to the cost method.
Net Income
The foregoing activities resulted in the following net income (amounts in thousands):

	2005	2004	2003
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principal	$13,994	$(1,731)	$50,322

Net income	$20,719	$849	$46,720

3

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED
LIQUIDITY AND CAPITAL RESOURCES
Net cash provided by operating activities was $10.1 million for the year ended December 31, 2005. Net cash provided by operating activities was $3.5 million for the year ended December 31, 2004. Net cash used in operating activities was $10.5 million for the year ended December 31, 2003. The Company spent $2.3 million, $6.3 million and $1.1 million on investments in property and equipment in 2005, 2004, and 2003, respectively. During 2005, the Company sold its oil and gas interests in PPM and Big Energy generating $10.3 million and $4.0 million, respectively, in proceeds from the sale of discontinued operations. During 2004, the Company sold its oil and gas interests in Milam generating $15.4 million in proceeds from the sale of discontinued operations. During 2003, the Company sold its interest in coal-seam gas production payment properties located in Alabama generating $43 million in cash.
Financing Activities
On September 30, 1996, the Company recorded TAC’s $25.5 million Senior Subordinated Note (the “Note”) payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note was due and payable on September 30, 2004, and it accrued interest at 9% per annum. During 2003 and 2002, the Note was reduced by $838,000, and $500,000, respectively, in connection with the settlement of litigation involving the Predecessor, Torchmark, and a third party. On January 1, 2005, the Note was renegotiated resulting in five $500,000 payments for principal and accrued interest due in 2005, $5.0 million due in 2006, $5.0 million due in 2007 and the remaining unpaid balance of principal and interest due on May 1, 2008. As a result of the renegotiation, the Company recognized an $86,000 gain on the forgiveness of debt and a gain of approximately $1.4 million on the forgiveness of accrued interest expense. Interest accrues at the prime rate plus 2% (9.25% at December 31, 2005). As of December 31, 2005, the outstanding balance is $21.2 million, of which $17.9 million has been classified as long-term.
On May 17, 2001, Milam entered into an $18 million Promissory Note with a third party, which increased to $22 million on November 18, 2003. Until the sale of the properties (see Note 10 of the Notes to Consolidated Financial Statements), interest accrued on the indebtedness at the sum of seven percent (7.0%) plus the three month London Inter Bank Offer Rate (“LIBOR”) plus a three percent (3.0%) default rate. Monthly principal and interest payments were due based on cash flows from certain oil and gas properties. In December 2004, proceeds from the sale of the Milam properties were used to pay down the note and the remaining principal balance was forgiven resulting in a gain of $5.6 million for the year ended December 31, 2004. This gain is included in income from discontinued operations for the year ended December 31, 2004.

4

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED
In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 10 of the Notes to Consolidated Financial Statements), the Company entered into a note for $3,175,000 payable to the seller (“Grayson Note”). Principal payments on the note plus interest on the unpaid principal balance are due monthly, and the note matures in February 2007. Interest accrues at the prime rate adjusted at the beginning of each quarter for increases or decreases during the previous quarter (6.75% at December 31, 2005). At December 31, 2005 and 2004, the outstanding principal balance on the Grayson Note is $0.6 million and $1.3 million, respectively, which is included in liabilities of discontinued operations (see Note 3 of the Notes to Consolidated Financial Statements).
In connection with the termination of certain former employees, the Company entered into notes for options previously granted (“Option Notes”). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate (7.25% at December 31, 2005). At December 31, 2005 and 2004, the outstanding principal balance on the Option Notes is $1.3 million and $1.6 million, respectively.
On February 6, 2004, Big Energy entered into a $50 million credit facility (the “Big Energy Facility”) with a bank. Interest accrues on indebtedness at the bank’s prime rate plus .5%, but in no event less than a per annum rate of 4.5%. The Big Energy oil and gas properties secured the Big Energy Facility. In September 2005, proceeds from the sale of the Big Energy properties were used to pay off the note. At December 31, 2004, the outstanding balance under the Big Energy Facility is included in liabilities of discontinued operations (see Note 3 of the Notes to Consolidated Financial Statements).
The following table lists contractual obligations including obligations related to discontinued operations of the Company by due date or expiration date:

	Payments Due by Period
		Less than			After 5
Contractual Obligations	Total	1 year	1-3 years	4-5 years	years
Long Term Debt	$23,594	$4,266	$18,849	$479	$—
Operating Leases	2,315	572	997	626	120

Total Contractual Cash Obligations	$25,909	$4,838	$19,846	$1,105	$120

There are no other commercial commitments at December 31, 2005.

5

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED
Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk that the value of the contractual portfolio will change, either favorably or unfavorably, in response to changes in prices. The Company’s major market risk is commodity price risk related to natural gas and crude oil price risk management services and its oil and gas production. Historically, market prices for oil and gas production and related financial derivative contracts have been volatile and unpredictable. Pricing volatility is expected to continue.
The Company did not have any open option contracts or other financial derivative contracts at December 31, 2005.
Interest Rate Risk — The Company’s exposure to changes in interest rates primarily results from short-term changes in the prime and LIBOR rates. A 10% increase in the prime and floating LIBOR rates would have the effect of increasing interest costs to the Company by $210,000 per year.
Outlook
The Company’s primary business focus is directed toward making additional investments in proved oil and gas properties and midstream assets. The Company believes that it has now structured its operations to a size that the core business can now sustain and can be used as a platform to seek out new investments.

6

Consolidated Financial Statements
Torch Energy Advisors Incorporated and Subsidiaries
As of December 31, 2005 and 2004

Torch Energy Advisors Incorporated and Subsidiaries
Consolidated Financial Statements
As of December 31, 2005 and 2004

Report of Independent Auditors
The Board of Directors
Torch Energy Advisors Incorporated
We have audited the accompanying consolidated balance sheets of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholder’s equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 2004 financial statements of P2 Energy Solutions, Inc., an investment which as discussed in Note 18 to the consolidated financial statements, was accounted for by the equity method of accounting until April 1, 2005. The investment in P2 Energy Solutions, Inc. was $9.4 million as of December 31, 2004, and the equity in its net loss was $2.7 million for the year then ended. The financial statements of P2 Energy Solutions, Inc. for the year ended December 31, 2004 were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the 2004 amounts included for P2 Energy Solutions, Inc., is based solely on the report of the other auditors.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and Subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 3, effective January 1, 2003, the Company changed its method of accounting for Asset Retirement Obligations.
\s\ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
March 30, 2006

1

Report of Independent Auditors
The Board of Directors
Torch Energy Advisors Incorporated
We have audited the accompanying consolidated statements of operations, stockholder’s deficit, and cash flows of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”) for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of P2 Energy Solutions, Inc. (a corporation in which the Company has a 21.15% interest) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the amounts included for P2 Energy Solutions, Inc., it is based solely on their report.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated results of Torch Energy Advisors Incorporated and Subsidiaries’ operations and their cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.
As discussed in Note 2, effective January 1, 2003, the Company changed its method of accounting for Asset Retirement Obligations.
\s\ Ernst & Young LLP
Houston, Texas
April 9, 2004
Except for discontinued operations as it relates to Milam Energy LP as discussed in Note 3 for the year ended December 31, 2003, as to which the date is April 12, 2005, and except for discontinued operations as it relates to Torch Rig Services, Inc. and PPM Live Oak Energy, LLC as discussed in Note 3 for the year ended December 31, 2003, as to which the date is March 28, 2006

Report of Independent Auditors
The Board of Directors
P2 Energy Solutions, Inc.:
We have audited the accompanying consolidated balance sheets of P2 Energy Solutions, Inc. (a Delaware corporation) and subsidiaries as of September 30, 2004 and 2003, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of P2 Energy Solutions, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.
\s\ KPMG LLP
Denver, Colorado
April 8, 2005

Torch Energy Advisors Incorporated and Subsidiaries
Consolidated Balance Sheets

	December 31
	2005	2004
	(amounts in thousands except
	share data)
Assets
Current assets:
Cash and cash equivalents	$19,084	$8,459
Restricted cash	1,499	173
Accounts receivable — product marketing	871	5,834
Accounts receivable — joint interest billing	527	325
Accounts receivable — oil and gas and other	3,679	381
Prepaid drilling costs	25	242
Other current assets	638	336
Current assets of discontinued operations	5,089	6,592

Total current assets	31,412	22,342

Property and equipment, at cost:
Oil and gas (successful efforts method)	3,165	2,146
Other fixed assets	5,610	4,881

	8,775	7,027

Accumulated depreciation, depletion and amortization	(6,177)	(5,936)

	2,598	1,091

Notes receivable — related parties	—	794
Notes receivable	—	122
Investment	9,986	9,359
Marketable securities	1,575	—
Other assets	423	312
Assets of discontinued operations	2,847	8,178

Total assets	$48,841	$42,198

	December 31
	2005	2004
	(amounts in thousands except
	share data)
Liabilities and stockholder’s equity (deficit)
Current liabilities:
Accounts payable — product marketing	$3,622	$5,500
Accounts payable and accrued liabilities	7,097	10,028
Due to affiliates, net	2,517	1,808
Notes payable — other	568	821
Senior subordinated note payable — affiliate	3,286	1,819
Revenue, royalty, and production taxes payable	3,102	2,909
Current liabilities of discontinued operations	2,462	4,262

Total current liabilities	22,654	27,147

Notes payable — other	1,047	1,331
Senior subordinated note payable — affiliate	17,914	21,267
Other long-term liabilities	198	198
Liabilities of discontinued operations	366	1,843

Commitments and contingencies	—	—

Minority interest	404	1,262

Stockholder’s equity (deficit):
Common stock, par value $1.00, 1,000 shares authorized, issued, and outstanding	1	1
Additional paid-in capital	1,999	1,999
Retained earnings (deficit)	17,443	(2,899)
Due from stockholder	(11,339)	(9,951)
Notes receivable — related party	(984)	—
Accumulated other comprehensive income	(862)	—

Total stockholder’s equity (deficit)	6,258	(10,850)

Total liabilities and stockholder’s equity (deficit)	$48,841	$42,198

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31
	2005	2004	2003
	(amounts in thousands)
Income:
Oil and gas revenues	$5,483	$3,171	$1,011
Product marketing and other trading, net	71	337	301
Gain (loss) from price risk management activities	—	—	(99)
Service fees	8,841	6,413	7,487
Operating fees	385	378	505
Interest and other income	1,747	1001	3,658
Forgiveness of debt	1,500	—	—
Gain on sale of assets and investments	5,335	10	58,871

	23,362	11,310	71,734

Costs and expenses:
Cost of services	446	467	2,094
Oil and gas operating expenses	838	683	346
Depreciation, depletion, and amortization	504	210	123
Dry hole costs	—	495	459
Plugging and abandonment costs	—	—	15
Provision for impairment of oil & gas properties	—	—	45
Accretion expense	8	70	44
General and administrative expenses	6,713	5,678	11,839
Provision for credit losses (gains)	(987)	(450)	23
Interest expense	1,893	2,186	2,958
Other expense	165	998	334

Total costs and expenses	9,580	10,337	18,280

Impairment and equity in earnings (losses) of investees	162	(2,704)	(3,132)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	13,944	(1,731)	50,322
Income tax benefit (provision)	(105)	1	(13)

Income (loss) from continuing operations	13,839	(1,730)	50,309
Income (loss) from discontinued operations	6,880	2,579	(3,437)

Income before cumulative effect of change in accounting principle	20,719	849	46,872
Cumulative effect of change in accounting principle	—	—	152

Net income	$20,719	$849	$46,720

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries
Consolidated Statements of Stockholder’s Equity (Deficit)
For the Years Ended December 31, 2005, 2004, and 2003
(amounts in thousands)

				Accumulated			Notes	Total
			Additional	Other	Retained		Receivable —	Stockholder’s
	Common Stock		Paid-In	Comprehensive	Earnings	Due From	Related	(Deficit)
	Shares	Amount	Capital	Income, Net	(Deficit)	Stockholder	Party	Equity

Balance, December 31, 2002	1	$1	$1,999	$553	$(42,458)	$(8,463)	$—	$(48,368)
Dividends paid	—	—	—	—	(7,817)	—	—	(7,817)
Advances to stockholder	—	—	—	—	—	(1,272)	—	(1,272)
Comprehensive income:
Unrealized loss in value of investment in equity securities	—	—	—	(553)	—	—	—	(553)
Net income	—	—	—	—	46,720	—	—	46,720

Total comprehensive income								46,167

Balance, December 31, 2003	1	1	1,999	—	(3,555)	(9,735)	—	(11,290)
Dividends paid	—	—	—	—	(193)	—	—	(193)
Advances to stockholder	—	—	—	—	—	(216)	—	(216)
Net income	—	—	—	—	849	—	—	849

Balance, December 31, 2004	1	1	1,999	—	(2,899)	(9,951)	—	(10,850)
Dividends paid	—	—	—	—	(377)	—	—	(377)
Advances to stockholder	—	—	—	—	—	(1,388)	—	(1,388)
Notes receivable — related party	—	—	—	—	—	—	(984)	(984)
Comprehensive income:
Unrealized loss in value of investment in equity securities	—	—	—	(862)	—	—	—	(862)
Net income	—	—	—	—	20,719	—	—	20,719

Total comprehensive income								19,857

Balance, December 31, 2005	1	$1	$1,999	$(862)	$17,443	$(11,339)	$(984)	$6,258

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31
	2005	2004	2003
	(amounts in thousands)
Cash flows from operating activities
Net income	$20,719	$849	$46,720
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	1,303	2,322	2,188
Impairment and equity losses (earnings) in investees	(162)	2,704	3,132
Provision for impairment of oil & gas properties	—	—	45
Accretion expense	28	428	276
Minority interest	4,504	563	—
Provision for credit losses (gains)	(707)	(450)	398
Price risk management activities	—	182	(659)
Gain on sale of assets and investments	(16,300)	(4,381)	(58,871)
Cumulative effect of change in accounting principle	—	—	152
Other	—	60	(2,314)
Noncash assumption of debt	—	—	1,756
Noncash forgiveness of debt	(1,500)	—	(400)
Changes in operating assets and liabilities, net of effects of acquisitions accounted for under the purchase method of accounting:
Accounts receivable	477	507	2,156
Due from/to affiliates	706	(313)	(547)
Other current assets	421	2,397	(2,021)
Accounts payable and accrued liabilities	57	(766)	(1,653)
Revenue, royalty, and production taxes payable	193	281	968
Other	379	(921)	(1,829)

Net cash provided by (used in) operating activities	10,118	3,462	(10,503)
See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries
Consolidated Statements of Cash Flows (continued)

	Year ended December 31
	2005	2004	2003
	(amounts in thousands)
Cash flows from investing activities
Restricted cash	(886)	$(86)	(744)
Notes receivable	122	(45)	1,840
Proceeds from the sale of assets	17,356	16,750	45,493
Investment in property and equipment	(2,272)	(6,349)	(1,083)
Additions to investment	(445)	—	—
Marketable securities investment	(2,437)	—	—
Purchase price adjustments on PPM Live Oak Energy LLC	—	197	—

Net cash provided by investing activities	11,438	10,467	45,506

Cash flows from financing activities
Proceeds from line of credit with bank	$—	$1,000	$—
Proceeds from note payable	1,702	2,354	1,976
Repayment of senior subordinated note payable- affiliate	—	—	(338)
Repayment of note payable to bank	(835)	(165)	(18,740)
Repayment of note payable	(4,681)	(16,483)	(4,081)
Contributions from minority interests	—	129	—
Distributions to minority interests	(5,352)	(65)	—
Payment of dividend	(377)	(193)	(7,817)
Advances to stockholder, net	(1,388)	(216)	(1,272)

Net cash used in financing activities	(10,931)	(13,639)	(30,272)

Net increase in cash and cash equivalents	10,625	290	4,731
Cash and cash equivalents at beginning of year	8,459	8,169	3,438

Cash and cash equivalents at end of year	$19,084	$8,459	$8,169

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$869	$3,341	$5,563

Income taxes	$105	$3	$14

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005
1. Organization
Torch Energy Advisors Incorporated and its Subsidiaries (collectively, “TEAI” or the “Company”), receives revenue from services provided to energy companies, principally drilling, and interests it holds in oil and gas properties. Operations for the Company are headquartered in Houston, Texas, with an operational district office in California.
Until September 1996, TEAI (the “Predecessor” when discussing periods prior to September 30, 1996) operated as a single business segment and was a wholly owned subsidiary of Torchmark, an insurance and financial services holding company headquartered in Birmingham, Alabama. On September 30, 1996, certain members of the Predecessor’s executive management, through the formation of Management Holding Company (“MHC”) and Torch Acquisition Company (“TAC”), purchased TEAI from Torchmark (the “Management Buyout”) (see Note 9). Torchmark retained a warrant for 10% of TAC’s common stock on a fully diluted basis. The Management Buyout was recorded using the purchase method of accounting as TEAI’s executive management had no ownership in the Predecessor. During 1997, MHC was merged into TAC.
2. Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of TEAI, including all wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.
Significant Subsidiaries
Permian Basin Well Services, L.P. (“Permian Basin”), a wholly-owned subsidiary, was formed on April 4, 2005 for the purpose of providing drilling rig crew services and land based workover rigs to third parties. Activities for Permian Basin are consolidated in the Company’s financial statements.
In February 2004, the Company formed Big Energy, LLC (“Big Energy”), for the purpose of owning and investing in oil and gas properties. Torch E&P Company, a wholly-owned subsidiary of the Company, owned 71.25% of Big Energy. In August 2005, an overriding

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements(continued)
2. Summary of Significant Accounting Policies (continued)
royalty interest was sold to Search Drilling Company, a wholly-owned subsidiary. In September 2005, all remaining properties owned by Big Energy were sold to a third party. The results of Big Energy are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).
On December 2, 2003, the Company formed PPM Live Oak Energy, LLC (“PPM”), for the purpose of owning and investing in oil and gas properties. PPM also owned a compression facility serving the properties. Torch E&P Company owned 75% of PPM in 2003 and 62.5% of PPM in 2004. In July 2005, all properties owned by PPM were sold to third parties. The results of PPM are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).
Effective April 2001, the Company formed Milam Energy L.P. (“Milam”), for the purpose of acquiring and developing oil and gas properties. Milam Energy GP, L.L.C., served as the sole general partner (0.1%) and TEAI served as the sole limited partner (99.9%). By December 2004, all properties owned by Milam were sold to third parties. The results of Milam are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).
Effective February 29, 2000, the Company formed Torch Energy TM, Inc. (“TETM”), to conduct energy product marketing activities. Activities for TETM are consolidated in the Company’s financial statements.
Torch Rig Services, Inc. (“TRS”), a wholly-owned subsidiary, was formed on June 11, 1999 for the purpose of providing drilling rig crew services and land based workover rigs to third parties. On March 30, 2006, the Company closed on the sale of all remaining property to a third party (see Note 10). As a result, the results of TRS are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).
Torch Energy Finance Fund LPI (“TEFF”), a Texas limited liability partnership, was formed on September 6, 1995. The partnership agreement was amended on July 14, 1997 for the purpose of allowing TEFF to provide growth capital through loans and equity investments to small and mid-size oil and gas companies for use in acquisition and exploitation opportunities. Torch Energy Finance Company (“TEFC”), a wholly-owned

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
subsidiary, served as the sole general partner (10%) and the Company served as the sole limited partner (90%). Activities for TEFF are consolidated in the Company’s financial statements. Investments of TEFF were carried under the equity method. In December 2003, TEFC and the Company sold TEFF to a third party.
Investees
Novistar Inc. (“Novistar”) was formed on April 24, 1998 and commenced operations, effective January 1, 1999, upon the contribution by the Company of all assets and liabilities related to the operations of Novistar, consisting primarily of software and computer equipment. Novistar provides business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology, and procurement and inventory management. On February 18, 2000, Novistar acquired from Oracle Corporation (“Oracle”) the Oracle Energy Upstream business, which specializes in licensing, support, and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 10). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar.
On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased all of the outstanding shares of Novistar. The subsidiary merged with Novistar (“New Novistar”) and eliminated all historic shareholders of Novistar. On December 31, 2002, New Novistar merged with Paradigm Technologies, a Petroleum Place company, that provides software solution and technology services for the energy industry, to create P2 Energy Solutions (“P2ES”). As a result of the merger, the Company received a 40% interest in P2ES, resulting in the Company changing the accounting method for its investment to the equity method. On December 19, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%. The Company’s Statement of Operations for the years ended December 31, 2004 and 2003 reflects the equity method for P2ES. In December 2004, P2ES was contributed to Tristone Energy Services, Inc. (“Tristone”) and as a minority shareholder of P2ES on April 19, 2005, the Company exchanged its shares of stock in P2ES for shares in Tristone. In addition, Torch exercised its option to purchase its pro rata share of common stock that Tristone acquired from certain third parties. The Company received 9,196 shares of Tristone common stock for $445,000. At December 31, 2005, the Company has 183,910 shares of Tristone common stock, a 4.86% interest on a fully-diluted basis, resulting in the Company

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
changing the accounting method for its investment to the cost method. The Company’s Statement of Operations for the year ended December 31, 2005 reflects equity in earnings calculated under the equity method for P2ES for January through March. The Company’s Balance Sheet at December 31, 2005 reflects an investment at cost in Tristone of approximately $10.0 million.
Cash and Cash Equivalents
Cash in excess of the Company’s daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for purposes of reporting cash flows, are considered to be cash equivalents.
The Company maintains its cash in bank deposits with various major financial institutions. These accounts, at times, exceed federally insured limits. Deposits in the United States are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company monitors the financial condition of the financial institutions and has not experienced any losses on such accounts.
Restricted Cash
The Company had a restricted cash account, which was required by Milam’s May 17, 2001 promissory note with a third party (see Note 12). The balance in the restricted cash account at December 31, 2005 is $300,000. The balance in the restricted cash account which is classified as current assets of discontinued operations (see Note 3) at December 31, 2004 is $690,000.
The Company has a restricted cash account, which is required by PPM’s July 7, 2005 Escrow Agreements which are required by PPM’s July 7, 2005 Agreement of Sale and Purchase (see Note 10). The balance in the restricted cash account for the Escrow Agreements at December 31, 2005 is $1,250,000 of which $250,000 is classified as current assets of discontinued operations (see Note 3).
The Company collateralizes any open letters of credit with cash (see Note 13). As of December 31, 2005 and 2004, the Company has outstanding open letters of credit collateralized by cash for $199,000 and $173,000, respectively.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Allowance for Doubtful Accounts
The Company routinely assesses the recoverability of all material trade and other receivables to determine their collectibility. The Company accrues a reserve on a receivable when, based on the judgement of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. As of December 31, 2005 and 2004, the Company had an allowance for doubtful accounts of $0.6 million and $3.0 million, respectively.
Prepaid Drilling Costs
At December 31, 2005, prepaid drilling costs mainly consist of a cash call for the Company’s interest in an exploratory well. At December 31, 2004, prepaid drilling costs mainly consisted of cash calls for the Company’s interest in a different exploratory well. These costs were re-classified to other long-term assets during 2005 as the well was shut-in pending a determination as to whether to re-complete the well.
Marketable Securities
Marketable securities are classified in three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling such securities in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.
The Company has no held-to-maturity or trading securities at December 31, 2005. The Company has available-for-sale securities which are recorded at fair value, with unrealized gains and losses excluded from earnings, and reported as accumulated comprehensive income, a separate component of stockholder’s equity.
Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Property and Equipment
Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved reserves as estimated by independent petroleum engineers.
The Company recognizes an impairment loss when the carrying amount of a long-lived asset exceeds the sum of the estimated undiscounted future cash flows of the asset. For each long-lived asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. The fair value of the oil and gas properties, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. No impairment was recognized during the years ended December 31, 2005 and 2004. An impairment of approximately $45,000 was recognized for the year ended December 31, 2003.
Costs of acquiring undeveloped oil and gas leases are capitalized and assessed periodically to determine whether an impairment has occurred; appropriate impairments are recorded when necessary. No such allowance was required during the years ended December 31, 2005, 2004, and 2003.
Fixed assets are depreciated on a straight-line basis over their estimated useful lives, which range from three to ten years. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.
Revenue Recognition
The Company recognizes revenues related to TRS as services are rendered. Revenues for TRS are classified as discontinued operations for the years ended December 31, 2005, 2004 and 2003 (see Note 3).
The Company recognizes oil and gas revenues from its interests in oil and natural gas producing activities as the hydrocarbons are produced and sold.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Marketing commissions are based on a fixed percentage of the negotiated sales price of crude oil and natural gas and a fixed monthly fee. Marketing commissions are recognized in revenue during the month of crude oil and natural gas production when the services are performed.
Gas Balancing
The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company’s net revenue interest in production. Deliveries of natural gas in excess of the Company’s net revenue interest are recorded as liabilities and under-deliveries are recorded as assets.
Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value, as allowed contractually. At December 31, 2005, the Company’s payable for gas sales over the Company’s entitled share was approximately $197,000. At December 31, 2004, the Company’s receivable for gas sales under the Company’s entitled share was approximately $3,000.
Accounting for Price Risk Management Activities
The Company periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of Statement of Financial
Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the Consolidated Balance Sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.
During 2003, the Company entered into certain over-the-counter swap contracts to hedge the cash flow of the forecasted sale of oil and gas production. The Company did not elect to document and designate these as hedges. Thus, the changes in the fair value of these over-the-counter swap contracts are reflected in earnings in the consolidated statements of operations in gain (loss) from price risk management activities for the year ended December 31, 2003.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Concentrations of Credit Risk
Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. Financial instruments which potentially subject the Company to credit risk consist principally of trade receivables. Customers not meeting the Company’s credit standards are required to provide an acceptable form of payment security. At December 31, 2005 and 2004, trade receivables were predominantly with energy related and energy trading companies in the United States.
Income Taxes
Effective in 1997, TEAI and its subsidiaries elected to be treated as qualified Subchapter S corporations under Section 1361 (b)(3) of the Internal Revenue Code of 1986. The effect of the election is that TAC will file an S corporation tax return that includes TEAI and subsidiaries. Each TAC stockholder is responsible for reporting their share of taxable income or loss and no federal income taxes are recorded by the Company, except for a tax on excess net passive income and certain built-in gains, if applicable.
Reclassifications
Certain reclassifications of prior years amounts have been made to conform with current year presentation.
Use of Estimates
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the reporting date and the reporting of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Asset Retirement Obligations
The Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligations” on January 1, 2003, which resulted in an increase to net oil and gas properties of $254,000 and additional liabilities related to asset retirement obligations (“ARO”) of $2 million. These amounts reflect the ARO of the Company had the provisions of SFAS No. 143 been applied since inception and resulted in a non-cash cumulative effect decrease to earnings of $152,000. In accordance with the provisions of SFAS No. 143, the Company records an abandonment liability associated with its oil and gas wells and platforms when those assets are placed in service. Under SFAS No. 143, depletion expense is reduced since a discounted ARO is depleted in the property balance rather than the undiscounted value previously depleted under the old rules. The lower depletion expense under SFAS No. 143 is offset, however, by accretion expense, which is recognized over time as the discounted liability is accreted to its expected settlement value.
Inherent in the fair value calculation of ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
The following table is a reconciliation of the asset retirement obligation liability since adoption (in thousands):

Asset retirement obligation upon adoption on January 1, 2003	$5,759
Liabilities incurred	212
Liabilities settled	—
Accretion expense	276
Revisions in estimated liabilities	—

Asset retirement obligation at December 31, 2003	6,247
Liabilities incurred	97
Liabilities settled	(5,347)
Accretion expense	428
Revisions in estimated liabilities	233

Asset retirement obligation at December 31, 2004	1,658
Liabilities incurred	68
Liabilities settled	(1,686)
Accretion expense	28
Revisions in estimated liabilities	—

Asset retirement obligation at December 31, 2005	$68

Liabilities incurred during 2003 relate to the acquisition of properties by PPM. Liabilities incurred during 2004 relate to the acquisition of properties by Big Energy. Liabilities settled during 2004 relate to the sale of the Milam properties. Liabilities incurred during 2005 relate to the Company receiving a working interest in a gas field that reached payout. Liabilities settled during 2005 relate to the sale of a gas field and the sale of properties by PPM and Big Energy.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Discontinued Operations
In October and December 2004, Milam entered into separate agreements to sell all of its oil and gas properties. In October 2004, Milam sold its interest in a field for $3.6 million, resulting in a loss of approximately $3.1 million. In December 2004, Milam sold its remaining fields for $11.8 million resulting in a gain of approximately $1.8 million. The proceeds from the sale were used to pay down the outstanding debt balance related to these properties and the remaining principal balance was forgiven, resulting in a gain of $5.6 million for the year ended December 31, 2004 (see Note 12). Milam was a component of the Company’s oil and gas property segment, and accordingly its results have been classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation.
In July 2005, all properties owned by PPM were sold to third parties for $10.3 million, resulting in a gain of approximately $9.5 million. PPM was a component of the Company’s oil and gas property segment, and accordingly its results have been classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation.
In August 2005, an overriding royalty interest was sold by Big Energy to Search Drilling Company, a wholly-owned subsidiary, for $500,000 payable out of future production. In September 2005, all remaining properties owned by Big Energy were sold to a third party for $4.0 million, resulting in a gain of approximately $1.0 million. The proceeds from the sale were used to pay off the outstanding debt balance related to these properties (see Note 12). Big Energy was a component of the Company’s oil and gas property segment, and accordingly its results have been classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation.
During 2005, TRS sold three rigs and insurance proceeds for damages were received on two rigs for total proceeds of $630,000, resulting in a gain of $511,000. On March 30, 2006, the Company closed on the sale of all remaining property to a third party for $10.1 million. TRS is a component of the Company’s service activities segment, and accordingly its results have been classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Discontinued Operations (continued)
Comparative balance sheets of the discontinued operations are as follows (in thousands):

	December 31
	2005	2004

Restricted cash	$250	$690
Accounts receivable — oil and gas and other	4,446	4,938
Other current assets	393	964

Total current assets	5,089	6,592
Land	70	70
Oil and gas (successful efforts method)	—	4,433
Other fixed assets	5,858	6,211
Accumulated depreciation, depletion and amortization	(3,698)	(3,667)
Other assets	617	1,131

Total assets	$7,936	$14,770

Accounts payable and accrued liabilities	$2,050	$2,763
Due to affiliates, net	—	3
Notes payable to bank	—	180
Notes payable — other	412	1,316

Total current liabilities	2,462	4,262
Notes payable — other	366	1,334
Other liabilities	—	509

Total liabilities	$2,828	$6,105

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Discontinued Operations (continued)
Operating results of discontinued operations are as follows (in thousands):

	Year Ended December 31
	2005	2004	2003

Oil and gas revenues	$3,048	$9,410	$8,658
Gas plant fees	926	1,139	—
Gain (loss) from price risk management activities	—	—	(1,161)
Service fees	13,135	14,004	13,789
Interest and other income	177	18	15
Gain (loss) on sale of assets	10,824	(1,210)	—
Cost of services	11,711	13,036	13,843
Oil and gas operating expenses	1,641	3,816	4,282
Depreciation, depletion and amortization	798	2,112	2,065
Dry hole costs	—	2,196	—
Accretion expense	20	358	232
General and administrative expense	2,361	1,913	1,536
Provision for credit losses (gains)	281	—	375
Interest expense	55	2,368	2,405
Minority interest	4,504	563	—
Gain on forgiveness of debt	141	5,580	—

Income (loss) from discontinued operations	$6,880	$2,579	$(3,437)
4. Related Party Transactions
Due From Stockholder
The Company has advanced approximately $11.3 million to TAC ($1.4 million in 2005, $0.2 million in 2004 and $1.3 million in 2003), which was used to repurchase common stock awarded to former shareholders and a director. The related amount due from stockholder is reflected as a contra-equity account in the accompanying Consolidated Financial Statements.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. Related Party Transactions (continued)
Notes Receivable
On January 1, 2000, the Company was issued a promissory note from one of the Company’s officers for $1.42 million. This note bears interest at 8% and has principal and interest payments due annually through December 31, 2005. Since payment was not received at December 31, 2005, the note balance of $794,000, and the related accrued interest, was reclassified from a long-term note receivable to a contra-equity account.
Asset Management
In the ordinary course of business, the Company incurs amounts resulting from the payment of costs and expenses on behalf of related parties and from charging management fees under the terms of the respective management and administrative agreements. Such amounts are settled on a regular basis, generally monthly.
Due to affiliates, net
In the ordinary course of business, the Company incurs expenses and receives revenues on behalf of related parties. The majority of the payable at December 31, 2005 and 2004 relates to the Company’s role as sponsor and operator of certain properties in which the Torch Energy Royalty Trust (the “Trust”) owns a net profits interest (see Note 11). Such amounts are settled on a regular basis, generally quarterly.
Well Operations
The Company operates properties in which related parties have an ownership interest. These related parties are charged for all customary expenses and cost reimbursements associated with such activities on the same basis as third parties. Operators’ fees charged to affiliates by the Company for the years ended December 31, 2005, 2004, and 2003 for these activities were approximately $385,000, $378,000, and $380,000, respectively.
5. Investments
In September 1999, the Company received 800,000 common shares of Carpatsky Petroleum, Inc. (“Carpatsky”), a Canadian publicly traded company, valued at $0.1 million, for operational technical services provided by the Company. In October 1999, the Company received 6,597,720 Carpatsky shares valued at $0.9 million and a warrant to acquire an additional 6,207,808 shares in full satisfaction of a $0.7 million note and

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
5. Investments (continued)
related interest due from Carpatsky. During 2000, the Company recognized an impairment loss on its entire investment in Carpatsky, as it was determined that the carrying value exceeded the fair value of the investment. In April 2005, the Company sold its Carpatsky shares and immediately purchased one share of Cardinal Resources PLC (“CDL”), an independent oil and gas exploration and production company operating in the Ukraine and publicly traded on the Alternate Investment Market of the London Stock Exchange, for every two Carpatsky shares previously owned. As a result, the Company recognized a $2.4 million gain upon the sale of Carpatsky shares. At December 31, 2005, the Company recorded a $.9 million unrealized loss based on the difference between cost and market value in its investment in CDL, resulting in a carrying value of approximately $1.6 million.
In October 2002, the Company received 58,231 shares of Resources Connection, Inc. (“RCI”); a Delaware incorporated publicly traded company, valued at $798,000, as proceeds for the sale of TPC. In December 2003, the Company sold the 58,231 RCI shares for $1,609,000, resulting in a gain of $811,000.
6. Fixed Assets
Fixed assets consist of the following as of December 31 (in thousands):

	2005	2004

Computer hardware, software, and office equipment	$4,102	$4,006
Rigs and related equipment	399	—
Furniture, fixtures, leasehold improvements, art, rental equipment, and vehicles	1,109	875

	5,610	4,881
Less accumulated depreciation	(4,734)	(4,546)

	$876	$335

Depreciation expense for the years ended December 31, 2005, 2004, and 2003 amounted to $109,000, $74,000, and $101,000, respectively.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. Other Assets
The components of other assets are as follows (in thousands) as of December 31:

	2005	2004

Prepaid drilling costs	$235	$—
Interest on long-term note receivable	—	127
Life insurance cash value	110	87
Other	78	98

	$423	$312

8. Benefit Plans
Effective January 1, 1996, the Company established a 401(k) retirement plan. The 401(k) retirement plan is funded by employee and Company contributions. Employees may contribute up to 15% of their salaries and the Company matches 50% of employee contributions up to 6%. The Company’s contributions to this plan totaled approximately $7,000, $25,000, and $47,000 for the years ended December 31, 2005, 2004, and 2003, respectively. In addition, the Company established a discretionary 401(k) retirement plan. During the first quarter of the year, the Company has the option of contributing up to an additional 3% of each employee’s salary for the previous year to the plan. The Company made no contributions to the discretionary plan in 2005, 2004 and 2003.
9. Management Buyout
On September 30, 1996, the Management Buyout occurred whereby certain members of the Company’s executive management purchased the Company from Torchmark for $41 million; $25.5 million in the form of a senior subordinated note payable (see Note 12) and $15.5 million in cash. As a result of this transaction, the Company received working and other interests in oil and gas properties. In addition, the Company received interests in certain oil and gas properties in exchange for consideration of up to $7 million, which is payable solely out of production and is contingent upon the properties achieving pricing and profitability thresholds. Based upon the performance of the properties, none of these thresholds were achieved, and no such liability was recorded at December 31, 2005 and 2004.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Acquisitions and Dispositions of Assets
Milam
In October and December 2004, Milam entered into separate agreements to sell all of its oil and gas properties. In October 2004, Milam sold its interest in a field for $3.6 million, resulting in a loss of approximately $3.1 million. In December 2004, Milam sold its remaining fields for $11.8 million resulting in a gain of approximately $1.8 million. The proceeds from the sale were used to pay down the outstanding debt balance related to these properties and the remaining principal balance was forgiven resulting in a gain of $5.6 million (see Note 12). The results of Milam are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).
Big Energy, LLC
In February 2004, Big Energy purchased an interest in certain oil and gas properties located in Louisiana from a third party for $2.1 million. In August 2005, an overriding royalty interest was sold to Search Drilling Company, a wholly-owned subsidiary, for $500,000 payable out of future production. In September 2005, all remaining properties owned by Big Energy were sold to a third party for $4.0 million, resulting in a gain of approximately $1.0 million. The proceeds from the sale were used to pay off the outstanding debt balance related to these properties (see Note 12). The results of Big Energy are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).
Person Panna Maria, LLC
In June 2003, the Company purchased a 4% interest in the oil and gas interests in PPM for $80,000 which currently owns a compression facility serving the properties. In December 2003, the Company purchased an additional 80% interest in PPM for $270,000. In January 2004, the Company purchased an additional 4.5% interest in PPM for $15,000. In July 2005, all properties owned by PPM were sold to third parties for $10.3 million, resulting in a gain of approximately $9.5 million. The results of PPM are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Acquisitions and Dispositions of Assets (continued)
Coal Bed Methane Field
In January 2003, the Company sold its oil and gas interest in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. Proceeds of $18.7 million were used to payoff the outstanding balance on the Credit Facility (see Note 12). In addition, due to the sale of this field, the Senior Subordinated Note was reduced by $500,000.
Gas Field
In February 2005, the Company sold its interest in a gas field located in the Gulf of Mexico to a third party. The purchaser assumed a $1.1 million plugging and abandonment liability that was included in current liabilities at December 31, 2004. As a result of this sale, the Company recognized a gain of $1.1 million and retained a 3.33% overriding royalty interest in the property.
Art
During the year ended December 31, 2005, the Company purchased one piece of art for $100,000. During the year ended December 31, 2004, the Company purchased two pieces of art for approximately $238,000. During the year ended December 31, 2003, the Company sold pieces of art to third parties for a total of $1,057,000, generating a gain of $68,000.
RCI Shares
In December 2003, the Company sold 58,231 shares of RCI for $1,609,000, resulting in a gain of $811,000.
TEFF
In December 2003, TEFC and the Company sold TEFF to a third party for $325,000, plus the assumption of a credit facility with a bank, resulting in a gain of $17,487,000.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Acquisitions and Dispositions of Assets (continued)
Torch Rig Services
During 2005, TRS sold three rigs and insurance proceeds for damages were received on two rigs for total proceeds of $630,000, resulting in a gain of $511,000. In addition, two rigs were sold to Permian Basin. Since both TRS and Permian Basin are wholly-owned subsidiaries, no gain or loss was recognized on the sale. On March 30, 2006, the Company closed on the sale of all remaining property to a third party for $10.1 million. As a result, the results of TRS are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).
Novistar and P2ES
On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased all of the outstanding Novistar stock for $.01 per share. The subsidiary merged with Novistar (“New Novistar”) resulting in the acquisition of the interests of all historic shareholders of Novistar. Petroleum Place, Inc. loaned $3.2 million to New Novistar. New Novistar used the $3.2 million loan proceeds to buy-out Oracle’s debt of $10 million and interest payable of $1.1 million, resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002. The Company then forgave $23.5 million of debt with New Novistar as uncollectible and contributed the remaining $17 million of debt into New Novistar’s capital as equity. New Novistar then merged with Paradigm Technologies to create P2ES. As a result of the merger, the Company received a 40% interest in P2ES. On December 20, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%. In December 2004, P2ES was contributed to Tristone. On April 19, 2005 the Company exchanged its share of stock in P2ES for shares in Tristone. In addition, Torch exercised its option to purchase its pro rata share of common stock that Tristone acquired from certain third parties. At December 31, 2005, the Company’s fully diluted interest in Tristone is 4.86%.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Torch Energy Royalty Trust
The Company serves as sponsor and operator of certain properties in which the Trust owns a net profits interest. In connection with the formation of the Trust, the Company entered into an oil and gas purchase contract (“Purchase Contract”) which expires on the termination date of the Trust, the earliest of which is March 1, 2007. The Trust will terminate upon the first to occur of: (a) an affirmative vote of the holders of not less than 66-2/3% of the outstanding units to liquidate the Trust; (b) such time as the ratio of the cash amounts received by the Trust from the net profits interests to administrative costs of the Trust is less than 1.2 to 1.0 for three consecutive quarters; (c) March 1 of any year if it is determined based on a reserve report as of December 31 of the prior year that the present value of the estimated pre-tax future net cash flows, discounted at 10%, of proved reserves attributable to the net profits interest is equal to or less than $25.0 million; or (d) December 31, 2012. Under the Purchase Contract, the Company is obligated to purchase all net production attributable to the Trust properties for indexed prices for oil and gas. Such prices are calculated monthly and are generally based on the average spot market prices of oil and gas. The Purchase Contract also provides that the minimum price paid by the Company for gas production is $1.70 per MMBtu, adjusted annually for inflation (“Minimum Price”). When the Company pays a purchase price based on the Minimum Price, it receives price credits (“Price Credits”), equal to the difference between the Index Price and the Minimum Price, that it is entitled to deduct in determining the purchase price when the Index Price for gas exceeds the Minimum Price. In addition, if the Index Price for gas exceeds $2.10 per MMBtu, adjusted annually for inflation, the Company is entitled to deduct 50% of such excess (“Price Differential”) in determining the purchase price. The Company has an annual option to discontinue the Minimum Price commitment. However, if the Company discontinues the Minimum Price commitment, it will no longer be entitled to deduct the Price Differential in calculating the purchase price and will forfeit all accrued Price Credits. The Company has not exercised its option to discontinue the Minimum Price commitment. The Minimum Price and sharing price in 2005, adjusted for inflation, was $1.77 and $2.18, respectively. Total revenue recognized by the Company for the years ended December 31, 2005, 2004 and 2003 was $7.4 million, $5.6 million, and $4.4 million, respectively.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Torch Energy Royalty Trust (continued)
Under the terms of the purchase contract defined above during the year ended December 31, 2005, the Company purchased 4,149 MMCF of gas and 22 Mbbls of oil at an average price of $5.26 per MCF and $48.97 per Bbl. During the year ended December 31, 2004, the Company purchased 4,542 MMCF of gas and 26 Mbbls of oil at an average price of $4.13 per MCF and $34.38 per Bbl. During the year ended December 31, 2003, the Company purchased 4,698 MMCF of gas and 24 Mbbls of oil at an average price of $3.78 per MCF and $24.94 per Bbl.
In December 2003, the Company purchased a contract which expired in December 2004 to limit its exposure in 2004 to losses under the Minimum Price obligation of the Purchase Contract. A loss of approximately $409,000 is included in revenue for the year ended December 31, 2004.
12. Debt
Total debt, including debt related to discontinued operations, at December 31, 2005 and 2004 consists of the following (amounts in thousands):

	2005	2004

Senior subordinated note payable — affiliates	$21,200	$23,086
Notes Payable — options	1,292	1,592
Other	1,102	3,390

	$23,594	$28,068

Senior Subordinated Note Payable — Affiliate
On September 30, 1996, the Company recorded TAC’s $25.5 million Senior Subordinated Note (the “Note”) payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note was due and payable on September 30, 2004, and it accrued interest at 9% per annum. During 2003 and 2002, the Note was reduced by $838,000, and $500,000, respectively, in connection with the settlement of litigation involving the Predecessor, Torchmark, and a third party.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Debt (continued)
On January 1, 2005, the Note was renegotiated resulting in five $500,000 payments for principal and accrued interest being made in 2005, $5.0 million due in 2006, and $5.0 million due in 2007 and the remaining unpaid balance of principal and interest due on May 1, 2008. As a result of the renegotiation, the Company recognized an $86,000 gain on the forgiveness of debt and a gain of approximately $1.4 million on the forgiveness of accrued interest expense. Interest accrues at the prime rate plus 2% (9.25% at December 31, 2005). As of December 31, 2005, the outstanding balance is $21.2 million, of which $17.9 million has been classified as long-term.
Promissory Note — Third Party
On May 17, 2001, Milam entered into an $18 million Promissory Note with a third party, which increased to $22 million on November 18, 2003. Until the sale of the properties (see Note 10), interest accrued on the indebtedness at the sum of seven percent (7.0%) plus the three month London Inter Bank Offer Rate (“LIBOR”) plus a three percent (3.0%) default rate. Monthly principal and interest payments were due based on cash flows from certain oil and gas properties. In December 2004, proceeds from the sale of the Milam properties were used to pay down the note and the remaining principal balance was forgiven resulting in a gain of $5.6 million for the year ended December 31, 2004. This gain is included in income from discontinued operations for the year ended December 31, 2004 (see Note 3).
Note Payable — Grayson
In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 10), the Company entered into a note for $3,175,000 payable to the seller (“Grayson Note”). Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate adjusted at the beginning of each quarter for increases or decreases during the previous quarter (6.75% at December 31, 2005). At December 31, 2005 and 2004, the outstanding principal balance on the Grayson Note is $0.6 million and $1.3 million, respectively, which is included in liabilities of discontinued operations (see Note 3).

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Debt (continued)
Notes Payable — Options
In connection with the termination of certain former employees, the Company entered into notes for options previously granted (“Option Notes”). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate (7.25% at December 31, 2005). At December 31, 2005 and 2004, the outstanding principal balance on the Option Notes is $1.3 million and $1.6 million, respectively.
Line of Credit
On February 6, 2004, Big Energy entered into a $50 million credit facility (the “Big Energy Facility”) with a bank. Interest accrued on indebtedness at the bank’s prime rate plus .5%, but in no event less than a per annum rate of 4.5%. The Big Energy Facility had a February 26, 2007 maturity date and contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. The Big Energy oil and gas properties secured the Big Energy Facility. In September 2005, proceeds from the sale of the Big Energy properties were used to pay off the Big Energy Facility. At December 31, 2004, the outstanding principal balance on the Big Energy Facility is included in liabilities of discontinued operations (see Note 3).
Scheduled maturities of total debt for the next five years and thereafter as of December 31, 2005 are as follows (in thousands):

2006	$4,266
2007	3,962
2008	14,888
2009	251
2010 and thereafter	227

$23,594

13. Commitments and Contingencies
Litigation
The Company is involved in certain litigation arising out of the normal course of business, none of which, in the opinion of management, will have any material adverse effect on the financial position or results of operations of the Company as a whole.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Commitments and Contingencies (continued)
Lease Obligations
Rental expense for operating leases was approximately $0.5 million, $0.9 million, and $1.5 million for the years ended December 31, 2005, 2004, and 2003, respectively. Future minimum payments under all noncancelable leases, including amounts allocable to affiliates, having initial terms of one year or more consisted of the following as of December 31, 2005 (amounts in thousands):

Year ending December 31,
2006	$572
2007	549
2008	448
2009	453
2010	173
Thereafter	120

$2,315

Letters of Credit
The Company has open letters of credit of approximately $199,000 at December 31, 2005, which are fully collateralized by restricted cash balances.
14. Price Risk Management and Financial Instruments
Non-Trading Activities
The Company enters into financial swap contracts for the purpose of hedging the impact of market fluctuations on production. At December 31, 2003, the Company was party to energy commodity swaps covering 60,000 MMbtus of natural gas and 13,000 barrels of crude oil that extended to May of 2004 on the Milam properties.
While notional amounts are used to express the volume of swaps and over-the-counter options, the amounts potentially subject to credit risk in the event of nonperformance by the third parties are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to non-trading activities.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Price Risk Management and Financial Instruments (continued)
The carrying amounts of the Company’s cash and cash equivalents, receivables, other current assets, and payables approximate the fair value at December 31, 2005 because of their short-term maturities.
The carrying amounts and estimated fair values of the Company’s other financial instruments, excluding trading activities, at December 31, 2005 and 2004 were as follows:

	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in thousands)
Liabilities
Current debt	$3,854	$3,854	$2,640	$2,640
Long-term debt	18,961	18,961	22,598	22,512
The carrying amount of the debt approximates fair value as the interest rates approximate current market rates.
15. Subsequent Events
In January 2006, the Company entered into an agreement that provides royalty relief funds due to the drainage of certain blocks in the State of Louisiana. A third party will collect the funds on behalf of the Company by withholding the specified percentage of royalties due to the United States from payment under all leases in which it is a lessee. The funds will be distributed to the Company within five days of being withheld by the third party. The Company will set-up a long-term asset and recognize other income of approximately $4.3 million for its share of the royalty relief settlement and interest.
On March 30, 2006, the Company closed on the sale of all remaining TRS property to a third party for $10.1 million. As a result, the results of TRS are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. SFAS 131: Disclosures about Segments of an Enterprise and Related Information
Prior to January 1, 2004, the Company had three reportable segments: service activities, the capital group and oil and gas properties. The service activities segment provided technical and administrative services to energy companies, primarily through outsourcing arrangements. The capital group segment provided growth capital to independent oil and gas companies through TEFF, a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. The oil and gas properties segment consisted of revenue from interests the Company held in certain oil and gas properties. Due to the sale of TEFF in December 2003 (see Note 2), the Company has two reportable segments in 2004 and 2005: service activities and oil and gas properties.
The Company’s reportable segments are strategic business units that offer different services. Each business segment is managed separately based on the nature of the services provided to clients and based on the different technology and marketing strategies required by each of the segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies
(see Note 2).
The Company evaluates performance based on profit or loss from operations. Intersegment fees are accounted for as if the fees were to third parties.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)
The following tables represent reported segment profit or loss and segment assets for the years ended December 31, 2005, 2004, and 2003 (amounts in thousands).

	Service	Oil & Gas
	Activities	Properties	Totals

Year ended December 31, 2005
Revenues from external clients	$8,766	$5,483	$14,249
Intersegment revenues	126	—	126
Gain on sale of gas field	—	1,158	1,158
Interest income	—	120	120
Depletion, depreciation, and amortization	108	396	504
Equity in earnings of investees	162	—	162
Income from discontinued operations	(213)	7,093	6,880
Segment profit	3,219	12,454	15,673

Other significant items:
Segment assets	18,240	2,335	20,575
Expenditures for segment assets	811	1,133	1,944

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

	Service	Oil & Gas
	Activities	Properties	Totals

Year ended December 31, 2004
Revenues from external clients	$6,506	$3,171	$9,677
Intersegment revenues	177	—	177
Interest income	—	45	45
Interest expense	1	—	1
Depletion, depreciation, and amortization	73	137	210
Equity in losses of investee	2,704	—	2,704
Income from discontinued operations	(624)	3,203	2,579
Segment profit (loss)	(687)	4,999	4,312

Other significant items:
Segment assets	9,394	1,110	10,504
Equity in investee	9,359	—	9,359
Expenditures for segment assets	15	612	627

	Service	Oil & Gas
	Activities	Properties	Totals

Year ended December 31, 2003
Revenues from external clients	$7,285	$1,011	$8,296
Intersegment revenues	45	—	45
Gain on sale of coal bed methane field	—	40,500	40,500
Interest income	—	157	157
Interest expense	—	21	21
Depletion, depreciation, and amortization	101	22	123
Equity in earnings of investees	(3,132)	—	(3,132)
Loss from discontinued operations	(2,936)	(501)	(3,437)
Segment (loss) profit	(6,531)	39,898	33,367

Other significant items:
Segment assets	12,122	1,016	13,138
Equity in investees	12,063	—	12,063
Expenditures for segment assets	30	239	269

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)
The following is a reconciliation of reportable segment revenues, expenditures, profit or loss, assets, and equity in investees to the Company’s consolidated totals for the years ended December 31, 2005, 2004, and 2003 (amounts in thousands):

	Year ended December 31
	2005	2004	2003

Revenues:
Total revenues for reportable segments	$15,654	$10,069	$48,997
Other revenues	6,334	1,428	22,805
Elimination of intersegment revenues	(126)	(187)	(68)

Total consolidated revenues	$21,862	$11,310	$71,734

Interest expense:
Total interest expense for reportable segments	$—	$1	$21
Other interest expense	1,893	2,185	2,937

Total interest expense	$1,893	$2,186	$2,958

Depletion, depreciation, and amortization:
Total depletion, depreciation, and amortization for reportable segments	$504	$210	$123

Total depletion, depreciation, and amortization	$504	$210	$123

Equity in earnings (loss) of investees:
Total equity in earnings (loss) of investees for reportable segments	$162	$(2,704)	$(3,132)

Total equity in earnings (loss) of investees	$162	$(2,704)	$(3,132)

Profit or loss:
Total profit or loss for reportable segments	$15,673	$4,312	$33,367
Other income (loss)	5,046	(3,463)	13,353

Net income	$20,719	$849	$46,720

Assets:
Total assets for reportable segments	$20,575	$10,504	$13,138
Other assets	28,266	31,694	52,471

Total consolidated assets	$48,841	$42,198	$65,609

Equity in investees:
Total equity in investees for reportable segments	$—	$9,359	$12,063

Consolidated equity in investees	$—	$9,359	$12,063

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Supplementary Oil and Gas Data (Unaudited)
Oil and Gas Producing Activities
Included herein is information with respect to oil and gas acquisition, exploration, development, and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. These reserve quantities represent interests owned by the Company located solely within the United States. At December 31, 2005, reserve quantities and future production are primarily based upon reserve reports prepared by the independent petroleum engineering firm of T.J. Smith & Company, Inc. and by in-house reserve engineers. These estimates are inherently imprecise and subject to revisions from time to time.
Estimates of future net cash flows from proved reserves of gas, oil, condensate, and natural gas liquids (“NGLs”) were made in accordance with Financial Accounting Standards Board Statement No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices in effect at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions. Effective in 1997, the oil and gas activities of the Company fall under its S corporation status for income tax purposes and have a zero effective income tax rate (see Note 2). The results of these disclosures should not be construed to represent the fair market value of the Company’s oil and gas properties. A market value determination would include many additional factors including: (a) anticipated future increases or decreases in oil and gas prices and production and development costs; (b) an allowance for return on investment; (c) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (d) other business risks.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Supplementary Oil and Gas Data (Unaudited) (continued)
Costs Incurred
The following table sets forth the capitalized costs incurred in oil and gas activities for the years ended December 31 (amounts in thousands):

	2005	2004	2003

Property acquisition	$813	$2,203	$217
Development	699	2,761	985
Asset retirement obligation costs (1)	66	264	466

Costs incurred during the year	$1,578	$5,228	$1,668

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.” The asset retirement obligation costs reflect abandonment obligations assumed during the year and related revisions.
Capitalized Costs Relating to Oil and Gas Activities
The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion, and amortization (amounts in thousands):

		December 31,
	2005	2004	2003

Capitalized costs:
Proved properties	$3,099	$5,849	$30,283
Asset retirement obligation costs (1)	66	730	466
Accumulated depreciation, depletion, and amortization	(1,444)	(1,693)	(8,615)

Net capitalized costs	$1,721	$4,886	$22,134

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.”

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Supplementary Oil and Gas Data (Unaudited) (continued)
Results of Operations for Producing Activities

	Year ended December 31,
	2005	2004	2003
	(amounts in thousands)

Revenues from oil and gas producing activities	$7,678	$11,574	$9,152
Loss on price risk management activities	—	—	(1,161)
Production costs	(2,333)	(4,313)	(4,533)
Depreciation, depletion, and amortization	(667)	(1,281)	(951)
Asset retirement obligation accretion (1)	—	(428)	(276)

Results of operations from producing activities (excluding corporate overhead and interest costs)	$4,678	$5,552	$2,231

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.”
No income tax provision is recorded for 2005, 2004 or 2003 as the Company has elected subchapter S corporation status.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Supplementary Oil and Gas Data (Unaudited) (continued)
Reserves
The Company’s estimated total proved and proved developed oil and gas reserves for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005		2004		2003
	Oil	Gas	Oil	Gas	Oil	Gas
	(Mbbl)	(Mmcf)	(Mbbl)	(Mmcf)	(Mbbl)	(Mmcf)

Proved reserves at beginning of year	1,300	13,303	1,573	19,606	1,477	77,125
Purchases of reserves in place	—	—	604	393	429	8,404
Sales of reserves in place	(1,224)	(10,753)	(1,065)	(10,083)	—	(65,836)
Revisions of previous estimates	41	(858)	330	4,378	(173)	650
Extensions and discoveries	—	—	—	—	—	—
Production	(61)	(572)	(142)	(991)	(160)	(737)

Proved reserves at end of year	56	1,120	1,300	13,303	1,573	19,606
	-

Proved developed reserves:
Beginning of year	801	6,029	659	8,535	172	71,195

End of year	56	1,120	801	6,029	659	8,535

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Supplementary Oil and Gas Data (Unaudited) (continued)
Discounted Future Net Cash Flows
The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Future cash inflows	$13,311	$127,209	$169,126
Future production costs	(1,698)	(35,354)	(61,760)
Future development costs	(73)	(11,458)	(21,895)

Future net inflows before income tax	11,540	80,397	85,471
Future income taxes	—	—	—

Future net cash flows	11,540	80,397	85,471
10% discount factor	(2,421)	(31,708)	(28,860)

Standardized measure of discounted future net cash flows	$9,119	$48,689	$56,611

No income tax provision is recorded for 2005, 2004, or 2003 as the Company has elected subchapter S corporation status.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Supplementary Oil and Gas Data (Unaudited) (continued)
The following are the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

	Year ended December 31,
	2005	2004	2003
Standardized measure:
Beginning of year	$48,689	$56,611	$105,866
Sales, net of production costs	(5,344)	(7,261)	(3,458)
Net change in prices and production costs	3,512	18,553	6,112
Changes in estimated future development costs	(344)	(3,394)	(247)
Development costs incurred during the period	699	2,663	985
Revisions of quantity estimates	(2,946)	19,611	(1,033)
Accretion of discount	4,869	5,661	10,587
Purchases of reserves in-place	—	7,141	8,889
Sales of reserves in-place	(36,817)	(42,859)	(62,729)
Changes in production rates and other	(3,199)	(8,037)	(8,361)

Standardized measure — end of year	$9,119	$48,689	$56,611

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Investment
In 2004 and 2003, the Company’s 21.15% owned joint venture, P2ES, was accounted for under the equity method of accounting. The investment in P2ES was $9.4 million and $11.8 million at December 31, 2004 and 2003, respectively. Summarized financial information for P2ES, which was audited by other auditors and furnished to the Company, for the years ended September 30, 2004 and 2003 is as follows (in thousands):

	September 30,
	2004	2003

Current assets	$21,966	$8,636
Other assets	31,868	16,858

	$53,834	$25,494

Current liabilities	$22,513	$10,393
Stockholders’ equity	31,321	15,101

	$53,834	$25,494

	Year Ended September 30,
	2004	2003

Net sales	$53,320	$30,795
Gross profit	15,582	12,559
Net loss	(15,582)	(16,127)

	Year Ended December 31,
	2004	2003

Company’s equity loss	(2,704)	(3,132)
At December 31, 2004 and 2003, the Company’s investment in P2ES exceeded its equity in its net assets of P2ES at September 30, 2004 and 2003 by approximately $2.7 million and $6.0 million, respectively, due to goodwill and timing differences.

Torch Energy Advisors Incorporated and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Investment (continued)
In December 2004, P2ES was contributed to Tristone, and as a minority shareholder of P2ES on April 19, 2005 the Company exchanged its shares of stock in P2ES for shares in Tristone. In addition, Torch exercised its option to purchase its pro rata share of common stock that Tristone acquired from certain third parties. At December 31, 2005, the Company’s fully diluted interest in Tristone is 4.86%, resulting in the Company changing the accounting method for its investment to the cost method. The Company’s Statement of Operations for the year ended December 31, 2005 reflects the equity method for P2ES for January through March. The Company recorded equity in earnings of $162,000 for the three months ended March 31, 2005. The Company’s Consolidated Balance Sheet at December 31, 2005 reflects an investment at cost in Tristone of approximately $10.0 million.